SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

Registration Statement Under

THE SECURITIES ACT OF 1933

FOURTH WAVE ENERGY, INC.

 (Exact name of registrant as specified in charter)

Nevada	2080	467-4046237
(State or other jurisdiction	(Primary Standard Classi-	(IRS Employer
of incorporation)	fication Code Number)	I.D. Number)

Fourth Wave Energy, Inc.

75 E. Santa Clara St., 6th Floor

San Jose, CA  95113

(408) 213-8874

(Address and telephone number of principal executive offices)

75 E. Santa Clara St., 6th Floor

San Jose, CA  95113

(Address of principal place of business or intended principal place of business)

J. Jacob Isaacs

75 E. Santa Clara St., 6th Floor

San Jose, CA  95113

(408) 213-8874

(Name, address and telephone number of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

William T. Hart, Esq.

Hart & Hart, LLC

1624 Washington Street

Denver, Colorado  80203

303-839-0061

As soon as practicable after the effective date of this Registration Statement

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:   ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☑
Emerging growth company ☑

If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☑

CALCULATION OF REGISTRATION FEE

Title of each		Proposed	Proposed
Class of		Maximum	Maximum
Securities	Securities	Offering	Aggregate	Amount of
to be	to be	Price Per	Offering	Registration
Registered	Registered	Share (1)	Price	Fee

Common stock (2)

   Total11,000,000$0.35$3,850,000$421

(1) Offering price computed in accordance with Rule 457(o).

(2) Represents shares to be sold to Tysadco Partners, LLC under an Investment Agreement.

Pursuant to Rule 416, this Registration Statement includes such indeterminate number of additional securities as may be required for issuance upon the exercise of the warrants as a result of any adjustment in the number of securities issuable by reason of stock splits or similar capital reorganizations.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

FOURTH WAVE ENERGY, INC.

Common Stock

This prospectus may be used only in connection with sales of shares of our common stock by Tysadco Partners, LLC (“TPL”). TPL will sell shares of common stock purchased from us pursuant to an Investment Agreement.

In connection with the sale of these shares, TPL will be an “underwriter” as that term is defined in the Securities Act of 1933.

The number of shares to be sold by TPL in this offering will vary from time-to-time and will depend upon the number of shares purchased from us pursuant to the terms of the Investment Agreement. However, 11,000,000 shares of common stock are the maximum number of shares which we may sell to TPL.  See the section of this prospectus captioned “Investment Agreement” for more information.

Our common stock is quoted on the over-the-counter market under the symbol "FWAV". On April 5, 2021 the closing price for one share of our common stock was $0.35.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page 5 of this prospectus.

The date of this prospectus is April __, 2021

PROSPECTUS SUMMARY

THIS SUMMARY IS QUALIFIED BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

We have entered into a Letter of Intent to acquire DeSol Power Tiles, a solar roof system provider that manufactures a patented solar roofing system of tiles in lieu of traditional solar panels.

We plan to manufacture market and distribute worldwide solar tile roofs designed by DeSol Power Tiles. The DeSol solar roof system integrates design and functionality. The patented system uses roof tiles, not solar panels, as to not affect the aesthetic or architectural appeal of a roof. With a simple, flat design, based on the classic Nordic style, DeSol roof tiles complement the home with a beautiful, completely sealed, walkable surface that covers the entire roof.

Our executive offices are located at 75 E. Santa Clara St., 6th Floor San Jose, CA  95113 and our telephone number is (408) 213-8874.

Securities Offered:

In order to provide a possible source of funding for our operations, we have entered into an Investment Agreement with TPL.

Under the Investment Agreement, TPL has agreed to provide us with up to $10,000,000 of funding during the period ending two years after the date of this prospectus. During this period, we may sell shares of our common stock to TPL and TPL will be obligated to purchase the shares. These shares may be offered for sale from time to time by means of this prospectus by or for the account of TPL.

The maximum amount we can raise at any one time is the lesser of $500,000 or 300% of the average trading volume of our common stock during the ten (10) Trading Days immediately preceding the date we submit a request for funding (a “Put Notice”) to TPL. The minimum amount required for a Put Notice is $25,000. We are under no obligation to sell any shares under the Investment Agreement.

The number of shares to be sold by TPL in this offering will vary from time-to-time and will depend upon the number of shares purchased from us pursuant to the terms of the Investment Agreement.  However, 11,000,000 shares of common stock, which represent approximately 28% of our outstanding shares (and approximately 33% of our public float) as of April 5, 2021, are the maximum number of shares which we may sell to TPL and these 11,000,000 shares are the maximum number of shares which may be sold by TPL by means of this prospectus.  See the section of this prospectus captioned “Investment Agreement” for more information.

We will not receive any proceeds from the sale of the shares by TPL. However, we will receive proceeds from any sale of common stock to TPL under the Investment Agreement. We expect to use substantially all the net proceeds for our operations, but will not use any of the proceeds to acquire DeSol Power Tiles.

Risk Factors: The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include our history of losses and need for additional capital. See the "Risk Factors" section of this prospectus for additional Risk Factors.

As of April 5, 2021, we had 38,764,776 outstanding shares of common stock. The number of outstanding shares does not give effect to shares which may be issued pursuant to the Investment Agreement or upon the exercise of options or warrants.

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Trading Symbol:   FWAV

Forward-Looking Statements

This prospectus contains or incorporates by reference "forward-looking statements," as that term is used in federal securities laws, concerning our financial condition, results of operations and business. These statements include, among others:

•statements concerning the benefits that we expect will result from our business activities; and

•statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions used in this prospectus.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied in those statements. Because the statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied. We caution you not to put undue reliance on these statements, which speak only as of the date of this prospectus. Further, the information contained in this prospectus, or incorporated herein by reference, is a statement of our present intention and is based on present facts and assumptions, and may change at any time.

RISK FACTORS

Investors should be aware that this offering involves certain risks, including those described below, which could adversely affect the value of our common stock. We do not make, nor have we authorized any other person to make, any representation about the future market value of our common stock. In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating an investment in our securities.

We have a limited operating history and may never be profitable.

Since we have only recently began our new operations and have an unproven business plan, it is difficult for potential investors to evaluate our business.  There can be no assurance that we will be profitable or that the securities which may be sold in this offering will have any value.  Any forecasts we make concerning operations may prove to be inaccurate. Our prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in the early stage of development. As a result of these risks, challenges, and uncertainties, the value of your investment could be significantly reduced or completely lost.

We have a history of losses and may continue to incur losses.

For the year ended December 31, 2020, we had a net loss of $5,084,481 and we had an accumulated deficit of $6,304,636 as of December 31, 2020. These losses have had, and likely will continue to have, an adverse effect on our working capital, assets, and stockholders’ equity. In order to achieve and sustain revenue growth in the future, we must significantly expand our market presence and revenues. We may continue to incur losses in the future and may never generate revenues sufficient to become profitable or to sustain profitability. Continuing losses may impair our ability to raise the additional capital required to continue and expand our operations.

We need capital to implement our business plan.  We need capital to fund operations.  We do not know what the terms of any future capital raising may be but any future sale of our equity securities will dilute the ownership of existing stockholders and could be at prices substantially below the price of the shares of common stock sold in this offering.  Our failure to obtain the capital which we require may result in the slower implementation of our business plan.

We may never acquire DeSol Power Tiles.

As disclosed in the "Business" section of this prospectus, we have a non-binding letter of intent to acquire a company by the name of DeSol Power Tiles. However, we do not have any definitive agreement to acquire DeSol Power Tiles and, if a definitive agreement is signed, we will need $900,000 to acquire DeSol Power Tiles.  There can be no assurance that we will be successful in acquiring DeSol Power Tiles or, if DeSol Power Tiles is acquired, that it will be profitable in the future. None of the proceeds we may receive from selling shares of our common stock to Tysadco Partners, LLC will be used to acquire DeSol Power Tiles.

We are dependent on our management and the loss of our management would harm our business.  Our future success depends largely upon the management experience, skill, and contacts of our sole officer.  The loss of the services of our only officer, whether as a result of death, disability or otherwise, may have a material adverse effect upon our business.

We may issue shares of preferred stock that would have a liquidation preference to our common stock.  Our articles of incorporation currently authorize the issuance of 5,000,000 shares of preferred stock.  Our director has the power to issue these shares without shareholder approval, and such shares can be issued with such rights, preferences, and limitations as may be determined by our director.  The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future.

We have 1,000 outstanding shares of its Series A Preferred Stock. See the section of this prospectus captioned “Description of Securities” for more information.

Although we presently have no commitments or contracts to issue any additional shares of preferred stock, authorized and unissued preferred stock could delay, discourage, hinder or preclude an unsolicited acquisition of us, could make it less likely that shareholders receive a premium for their shares as a result of any such attempt, and could adversely affect the market prices of, and the voting and other rights, of the holders of outstanding shares of our common stock.

The applicability of the "penny stock rules" to broker-dealer sales of our common stock may have a negative effect on the liquidity and market price of our common stock.  Trading in our shares is subject to the "penny stock rules" adopted pursuant to Rule 15g-9 of the Securities Exchange Act of 1934, which apply to companies that are not listed on an exchange and whose common stock trades at less than $5.00 per share or which have a tangible net worth of less than $5,000,000, or $2,000,000 if they have been operating for three or more years. The penny stock rules impose additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the penny stock rules may affect the ability of broker-dealers to sell shares of common stock and may affect the ability of shareholders to sell their shares in the secondary market, as compliance with such rules may delay and/or preclude certain trading transactions. The rules could also have an adverse effect on the market price of our common stock.

We are an “emerging growth company,” and the reduced disclosure requirements applicable to “emerging growth companies” could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we are an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of $1.07 billion or more; (ii) the last date of the fiscal year following the fifth anniversary of the date of the first sale of common stock under this registration statement; (iii) the date on which we have, during the previous three-year period, issued more than $1,000,000,000 in non-convertible debt; and (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act.

We cannot predict if investors will find our common stock less attractive to the extent we rely on the exemptions available to emerging growth companies. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

There is substantial risk about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

The accompanying consolidated financial statements as of December 31, 2020 have been prepared and presented on a basis assuming we will continue as a going concern. We sustained a loss of $5,084,481 during the year ended December 31, 2020. Based on our current cash levels as of December 31, 2020, our current rate of cash requirements, we will need to raise additional capital and we will need to generate revenues. There can be no assurance that we can raise capital upon favorable terms, if at all, or that we can earn a profit from our operations.

THE FOLLOWING RISK FACTORS WILL APPLY IF WE ACQUIRE DESOL POWER TILES.

Our business and results of operations are dependent on the availability, skill and performance of subcontractors.

We will use subcontractors to install our solar roof systems. Accordingly, the timing and quality of our installations will depend on the availability and skill of our subcontractors. While we anticipate being able to obtain sufficient materials and reliable subcontractors, we do not have long-term contractual commitments with any subcontractors, and we can provide no assurance that skilled subcontractors will be available at reasonable rates. The inability to contract with skilled subcontractors at reasonable rates on a timely basis could have a material adverse effect on our business.

We may discover that our subcontractors have engaged in improper construction practices or have installed defective materials. When we discover these issues, we will use subcontractors to make repairs as required by law. The costs of satisfying warranty and other legal obligations in these instances may be significant and we may be unable to recover the costs of repairs from subcontractors, suppliers and insurers, which could have a material impact on our business. We may also suffer damage to our reputation from the actions of subcontractors, which are beyond our control.

We will be subject to warranty and liability claims arising in the ordinary course of business that can be significant.

We will be subject to construction defect, product liability and home and other warranty claims, including moisture intrusion and related claims, arising in the ordinary course of business. These claims are common to the construction industry and can be costly. There can be no assurance that the installation of a solar roof system will be free from defects once completed and any defects attributable to us may lead to significant contractual or other liabilities. We will maintain, and require our subcontractors to maintain, general liability insurance (including construction defect and bodily injury coverage) and workers’ compensation insurance and generally seek to require our subcontractors to indemnify us for liabilities arising from their work. While these insurance policies, subject to deductibles and other coverage limits, and indemnities protect us against a portion of our risk of loss from claims related to our activities, we cannot provide assurance that these insurance policies and indemnities will be adequate to address all our warranty, product liability and construction defect claims in the future, or that any potential inadequacies will not have an adverse effect on our business. Additionally, the coverage offered by and the availability of general liability insurance for construction defects are currently limited and costly. We cannot provide assurance that coverage will not be further restricted, increasing our risks and financial exposure to claims, and/or become costlier.

Expiration of Tax Credits

The sale of solar and geothermal energy system has benefitted from federal investment tax credits which lower the effective cost of these systems to homeowners.  However, these tax credits are set to expire in 2021.  Although there is hope that these tax credits will be extended, there can be no assurance that they will be extended in which case the net cost of the GSP system to the homeowner will increase significantly.

The clean energy industry is highly competitive and if our competitors are more successful or offer better value to our customers, our business could decline.

We will operate in a very competitive environment. Additionally, there are relatively low barriers to entry into our business. We will compete with large national and regional companies, almost all of which have greater financial and operational resources than we have, and with smaller local companies. We may be at a competitive disadvantage with regard to certain large national and regional competitors whose operations are more geographically diversified than ours, as these competitors may be better able to withstand any regional economic downturn.  All of our competitors have longer operating histories and longstanding relationships with subcontractors and suppliers. This may give our competitors an advantage in marketing their products and securing materials and labor at lower prices. If we are unable to compete effectively, our results of operations and financial condition will be adversely affected. We can provide no assurance that we will be able to compete successfully.

MARKET FOR OUR COMMON STOCK

Our common stock is quoted on the Over-the-Counter Market under the symbol “FWAV”.

Prior to May 30, 2019 there was no market for our common stock.

The following table summarizes the high and low historical closing prices of our common stock for the periods indicated:

Year Ended December 31, 2019

 High Low

Second Quarter$1.50$1.50

Third Quarter$1.50$1.01

Fourth Quarter$1.01$0.74

Year ended December 31, 2020

First Quarter$0.49$0.12

Second Quarter$0.50$0.12

Third Quarter$0.51$0.15

Fourth Quarter$0.29$0.14

Year ended December 31, 2021

First Quarter$0.48$0.13

Holders of our common stock are entitled to receive dividends as may be declared by the Board of Directors. The Board of Directors is not restricted from paying any dividends but is not obligated to declare a dividend. No cash dividends have ever been declared and it is not anticipated that cash dividends will ever be paid.

Our Articles of Incorporation authorize our Board of Directors to issue up to 5,000,000 shares of preferred stock. The provisions in the Articles of Incorporation relating to the preferred stock allow directors to issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if these transactions are not favored by our management.

The closing price of our common stock on April 5, 2021 was $0.35 per share.

As of April 5, 2021 we had 38,764,776 outstanding shares of common stock which were owned by 84 shareholders of record.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

We are currently in the development stage and have not earned any revenues.

Results of Operations

Operating expenses for the years ended December 31, 2020 and 2019 were $4,494,039 and $416,174, respectively, and were comprised primarily of the following which did not require the payment of cash: stock based compensation $3,006,445, amortization of debt discount $370,814, and loss on settlement of debt $392,900. Operating expenses during the year ended December 31, 2020 increased primarily due to the increase in the non-cash items mentioned above.

Other Expenses for the years ended December 31, 2020 and 2019 were $590,442 and $162,997, respectively. The primary component of Other Expenses was interest expense. Interest expense increased as a result of the amortization of debt discounts and an increase in interest bearing debt.

Liquidity and Capital Resources

We have financed our cash requirements from the sale of common stock and by loans from non-affiliated third parties.   During the year ended December 31, 2020, we received $581,350 in proceeds from convertible notes and $10,000 in proceeds from notes payable. As of April 5, 2021 we owed two unrelated third parties $140,000 which we borrowed to fund our operations. As of April 5, 2021 we also owed another unrelated third party $390,000 for investor relations fees.

Our sources and (uses) of cash for the years ended December 31, 2020 and 2019 were:

20202019

$$

Cash used in operations(620,792)(247,494)

Proceeds from sale of common stock 100,000-

Proceeds from sale of convertible notes581,350165,000

Payments on convertible notes(33,463)-

Proceeds from notes payable10,00082,900

Payments on notes payable(13,000)-

We do not anticipate receiving cash flow from operations in the near future to satisfy our ongoing capital requirements. We are seeking financing in the form of equity capital in order to provide the necessary working capital. Our ability to meet our obligations and continue to operate as a going concern is highly dependent on our ability to obtain additional financing. We cannot predict whether this additional financing will be in the form of equity or debt, or be in another form. We may not be able to obtain the necessary additional capital on a timely basis, on acceptable terms, or at all. In any of these events, we may be unable to implement our current plans which circumstances would have a material adverse effect on our business, prospects, financial conditions and results of operations.

Our estimated capital requirements for the twelve months ending December 31, 2021 are:

DescriptionAmount

Salaries and consulting fees$300,000

Other general and administrative expenses, including research and development, legal and accounting, marketing, travel

    and entertainment, and rent.100,000

Due to our continuing losses from business operations, the independent auditor’s report dated March 31, 2021, includes a “going concern” opinion relating to the fact that our continuation is dependent upon obtaining additional working capital either through revenues or through outside financing.

Equity Line

On March 4, 2021 we entered into an Equity Line agreement with Tysadco Partners, LLC (“Tysadco”).

Under the Equity Line Agreement, Tysadco agreed to provide us with up to $10,000,000 of funding through the purchase of shares of our common stock.

During the term of the Agreement, we may, at its sole discretion, deliver a Put Notice to Tysadco, which will specify the dollar amount which we want to draw down under the Equity Line.  The amount we can draw down at any one time is the lesser of (i) that number of shares determined by dividing $500,000 by the closing price of our common stock on the trading day immediately preceding the delivery of a Put Notice or (ii) 300% of the average daily trading volume of our common stock for the ten days prior to the delivery of a Put Notice.

A closing will occur on the first business day following the Valuation Period.  The Valuation Period with respect to a particular Put Notice means five trading days preceding the delivery of the Put Notice and five trading days commencing after the delivery of the Put Notice.

The number of shares to be purchased by Tysadco on a particular Closing Date will be determined by dividing the dollar amount specified in the Put Notice by the Purchase Price. The Purchase Price is 75% of the lowest daily volume weighted average price of our common stock during the Valuation Period.

We may specify a Minimum Price when submitting a Put Notice, provided however that the Minimum Price must be more than 75% of the closing price of our common stock on the date immediately preceding the date of the delivery of the Put Notice.  If the Purchase Price is less than the Minimum Price, we may, at our option, not sell any shares to Tysadco on the Closing Date pertaining to the Put Notice or sell shares to Tysadco using the Purchase Price.

We are under no obligation to submit any Put Notices.

The equity line agreement has a term of 24 months, which will begin on the effective date of the registration statement which we have agreed to file with the Securities and Exchange Commission so that the shares of common stock to be sold to Tysadco may be sold in the public market.

We are obligated to issue 500,000 shares of our common stock to Tysadco as consideration for providing the equity line to us.

In February, 2021 we sold 1,700,000 shares of our common stock to Tysadco for $204,000. In April 2021 we plan to sell another 1,700,000 shares of our common stock to Tysadco for $204,000.

Prior Equity Line

On January 2, 2020, we entered into an Investment Agreement with Tiger Trout Capital, LLC ("TTC") in order to establish a possible source of funding for our operations. Under the Investment Agreement TTC agreed to provide us with up to $2,500,000 of funding by purchasing shares of our common stock. We never sold any shares of our common stock to TTC and we have since terminated our agreement with TTC.

Impact of the Coronavirus

Our business could be disrupted and materially adversely affected by the recent outbreak of COVID-19. As a result of measures imposed by the governments in affected regions, businesses and schools have temporarily closed due to quarantines intended to contain this outbreak. The spread of COVID-19 from China to other countries has resulted in the Director General of the World Health Organization declaring COVID-19 a pandemic on March 11, 2020.  International stock markets have reflected the uncertainty associated with the slow-down in the world economies.  The significant declines in the Dow Industrial Average were also largely attributed to the effects of COVID-19. We are still assessing the impact COVID-19 may have on our business, but there can be no assurance that this analysis will enable us to avoid part or all of any impact from the spread of COVID-019 or its consequences, including downturns in business sentiment generally.  The extent to which the COVID-19 pandemic and global efforts to contain its spread will impact our operations will depend on future developments, which are highly uncertain and cannot be predicted at this time, and include the duration, severity and scope of the pandemic and the actions taken to contain or treat the COVID-19 pandemic.

Critical Accounting Policies

See Note 2 to the December 31, 2020 financial statements included as part of this prospectus for a discussion of our Significant Accounting Policies.

BUSINESS

We were incorporated in Nevada on January 21, 2011.  Since our incorporation, we were involved in a number of business ventures, all of which were unsuccessful and which we have abandoned.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” “our company,” or the “Company” refer to Fourth Wave Energy, Inc.

On March 20, 2020, shareholders owning a majority of our outstanding shares of common stock amended our Articles of Incorporation to change our name to Fourth Wave Energy, Inc.

Residential Energy Efficiency and Renewable Energy Overview

Homes and buildings use energy for heating, cooling, hot water, and electrification. A number of factors determine how much energy is required to deliver these services including the age of the structure, type of construction, heating, ventilation, and air conditioning (HVAC) equipment used and its condition, lighting, appliances, and electronics used. Different types of energy are used for these end-uses, which is often based on regional energy production and availability, historical construction preferences, and local legislation. Energy sources include, but are not limited to natural gas, heating oil, utility electricity, and on-site renewable energy generation.

Based on home conditions and energy sources, energy efficiency improvements are often the lowest cost ways to reduce ongoing utility and maintenance costs. Energy efficiency improvements often result in improved living comfort, for example enhanced heating, cooling, lighting, and air quality. Energy efficiency upgrades have an up-front cost but are designed to reduce ongoing utility and maintenance costs. Upgrades also often result in increased home values and resale prices.

Experts in the building community agree that energy efficiency upgrades are often the least expensive form of energy available, as they do not require the creation of energy. By investing in energy conservation measures, homeowners will realize immediate and ongoing benefits.

Homes and commercial buildings consume 40% of the energy used in the United States. Most homeowners could save between 15-25% of their utility bills by addressing wasted energy from drafts, air leaks, and outdated heating and cooling systems. Typical energy efficiency upgrades include sealing air leaks, adding insulation, installing more efficiency windows, doors, and skylights, installing and properly setting programmable thermostats, sealing ducts, tuning or upgrading heating and cooling systems, installing energy efficiency hot water heaters, upgrading household appliances and electronics to Energy Star products, and installing energy efficient lighting.

Many different approaches to building construction exist, often based on geographic and prevailing weather conditions. Those construction approaches, along with upfront cost, are factors in what type of energy source and heating and cooling equipment is installed. There are always trade-offs between cost, performance, and lifespan. When upgrading home energy systems, selecting the most appropriate equipment will have significant impacts on long-term operational costs, maintenance, and replacement requirements.

Improvements in electric heat exchanger (also known as heat pump) technology have increased their usage across the country. Different types of heat pump technologies exist. Some transfer energy from water sources and others directly from the air. Water source heat pumps are often connected to geothermal systems, also known as ground source heating and cooling. Since geothermal technologies rely on transferring energy from the earth instead of creating energy, they are widely considered the most efficient type of heating and cooling systems.

On-site renewable energy generation has been improving greatly for years with gains in performance and reductions in cost. The most typical type of on-site generation is photovoltaics, also known as solar energy. Panels are typically installed on a roof-mounted configuration or on an adjacent ground-mounted system. Inverters capture the solar energy and transform it into useful electricity. Most residential systems are tied to the existing electrical utility grid for back-up and resiliency when solar energy is not being generated.

There are many trade-offs when determining the most appropriate energy generation systems for residences. Upfront cost, maintenance, replacement cost, environmental and health impacts much all be considered. Environmental health and greenhouse gas emissions associated with the production of utility electricity is a regional consideration based on how energy is produced and distributed in different regions. How utility-scale electricity is generated can make a large different in associated emissions. On-site renewable energy has a significantly lower carbon footprint than most utility-scale generation, though many utilities are transitioning to cleaner sources such as solar and wind as they move away from coal-fired power plants.

Indoor air quality in a home can also be impacted by the type of HVAC system installed. Unless fresh outdoor is brought into through an intake system before being distributed, air will be recirculated within a home, which can compromise air quality. The use of natural gas for cooking and clothes dryers can also adversely impact indoor air quality. Typically, electrified HVAC, cooking, and clothes dryers offer the highest quality indoor air quality, but there are many factors including air infiltration, sealing, and opening of windows and doors that will impact conditions. The use of building materials, paints, and stains with high levels of volatile organic compounds can also contribute to degraded indoor air quality.

Homeowners must weight all factors when it comes to heating, cooling, and electrification of their homes. Choosing systems that minimize the use of fossil fuels and maximize airflow will often lead to the best indoor air quality.

GSP System

On March 16, 2020 we acquired all of the outstanding shares of an unrelated third party named Fourth Wave Energy, Inc. (“FWI”), a Colorado corporation, for 6,200,000 restricted shares of our common stock. In 2021, 4,350,000 of these shares were returned to us and cancelled.

FWI has designed an energy system which is based on combining solar power and other energy efficient technologies into one fully integrated system.  The FWI energy system is designed to significantly reduce energy consumption and associated carbon emissions in residences and commercial buildings.

In connection with this acquisition we entered into consulting agreements with certain founders of FWI.  The consulting agreements required us to collectively pay $385,000 in consulting fees during the terms of the consulting agreements, all but one of which expire between May 31 and June 30, 2020.  One consulting agreement is for a twelve month period and expires in March of 2021.

On May 7, 2020 we signed an option agreement with GEOS Neighborhood, LLC to acquire approximately 8 acres of undeveloped land in Arvada, Colorado. If the option was exercised we planned to build energy efficient homes/townhomes on the undeveloped land. We did not exercise the option and the option expired on June 18, 2020.

After the option with GEOS Neighborhood's expired, we decided to proceed with the development of a clean energy system known as the GeoSolar Plus System ("GPS").

The GSP system is designed to significantly reduce energy consumption and associated greenhouse gas emissions in residences and commercial buildings, while improving indoor air quality. By improving the building envelope, reducing energy loads, and generating on-site renewable solar energy the system offers a highly-efficiency whole-home energy upgrade.

We planned to use a sales force that would market the GSP system directly to homeowners and planned to use independent subcontractors to replace a home’s existing heating and air conditioning system with the GSP system.

As of March 30, 2021 no GSP Systems had been sold.

DeSol Power Tiles

On August 18, 2020 we entered into a non-binding Letter of Intent to acquire DeSol Power Tiles, LLC for $900,000 in cash and shares of our common stock having a value of $100,000.

DeSol Power Tiles is based in Atlanta, Georgia and has developed solar panels which act as the actual roof of a building.

Although traditional solar panels provide financial benefits to their owners and solar systems help the environment, they are not aesthetically pleasing to look at. Some communities and subdivisions even have rules against installing them.

The DeSol solar roof system integrates design and functionality. The patented system uses roof tiles, not solar panels, so it won’t affect the aesthetic or architectural appeal of the roof. With a simple, flat design, based on the classic Nordic style, DeSol roof tiles will complement the home with a beautiful, completely sealed, walkable surface that covers the entire roof.

The DeSol solar roof system captures sunlight and the inverter converts the sunlight into electric current that can be used in the home. An electric panel in the home feeds the energy from the inverter to the home’s electric circuits. The electric meter monitors energy usage, so excess power can be sent to the utility company, giving the homeowner energy credits.

A solar roof installation from DeSol Power Tiles is 100% passive. Unlike wind energy systems or heat pumps, there are no moving parts that require technical service or maintenance, which is the main reason for the 30-year performance guarantee which is offered by DeSol Power Tiles.

As of March 31, 2021 DeSol Power Tiles had installed two solar roof systems.

For more information concerning DeSol Power Tiles visit its website at https://www.desolpowertiles.com/.

The acquisition of DeSol Power Tiles is subject to a number of conditions, including the execution of a definitive agreement between the parties.

Spin-Off

We plan to concentrate on the sale of solar panel roofs and no longer plans to pursue the GSP System. As a result, on March 10, 2021, we transferred all of the rights to the GeoSolar Plus System (“GSP”) to GeoSolar Technologies, Inc. ("GST") in exchange for 10,000,000 shares of GST's common stock. We plan to distribute ("Spin-Off") these shares to our shareholders on the basis of one share of GST's common stock for each four shares held by each of our shareholders.

GST also assumed all liabilities (approximately $385,000) associated with the consulting agreements previously signed by us.

The Spin-Off is subject to the effectiveness of a registration statement that GST will file with the Securities and Exchange Commission. The date for determining which of our shareholders will receive shares of GST in the Spin-Off (the "Record Date") will be determined shortly before the effective date of GST's registration statement.

Other Information

As of March 31, 2021, we had one employee.

Our offices are located at 75 E. Santa Clara St., 6th Floor, San Jose, CA, 95113.

MANAGEMENT

NameAgePosition

J. Jacob Isaacs37Chief Executive, Financial and Accounting Officer and a Director

Mr. Isaacs was initially appointed as a director and officer on August 16, 2016 and resigned on November 24, 2017.  Mr. Isaacs was reappointed as an officer and director on January 11, 2018. Mr. Isaacs served as the Chief Executive Officer, President, Chief Financial Officer and Secretary/Treasurer of Cumberland Hills, Ltd. since its inception in January 2010 until its subsequent merger in 2013. Since 2013 Mr. Isaacs has operated his own private consulting firm advising small companies on the process of going public. He is also active in restructuring corporations and arranging debt consolidations.

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until their successors are elected or appointed.  Our officers are appointed by our board of directors and serve at the discretion of the board.

We believe Mr. Isaacs is qualified to act as a director based upon his knowledge of business practices and, in particular, the regulations relating to public companies.

Mr. Isaacs is not independent as that term is defined in Section 803 of the NYSE MKT Company Guide.

We do not have a financial expert as that term is defined by the Securities and Exchange Commission.

Our Board of Directors does not have standing audit, nominating or compensation committees, committees performing similar functions, or charters for such committees. Instead, the functions that might be delegated to such committees are carried out by our Directors, to the extent required. Our Directors believe that the cost of associated with such committees, has not been justified under our current circumstances.  During the years ended December 31, 2020 and 2019 we did not compensate any person for serving as a director.

Executive Compensation

Name and principal position	Year	Salary ($) (1)	Total ($)
J. Jacobs Isaacs, CEO, CFO and CAO	2020 2019	138,000 121,500	138,000 121,500

(1)In 2020, Mr. Isaacs was paid $214,000 and accrued $0. In 2019, Mr. Isaacs was paid $85,000 and accrued $36,500.

There have never been any grants of stock options to our officers or directors.

The following shows the amounts we expect to pay to our officer during the twelve months ended December 31, 2021 and the amount of time this person expects to devote to our business

Name	Projected Compensation	Percent of Time to be devoted to the Company’s Business

J. Jacob Isaacs	$138,000	80%

PRINCIPAL SHAREHOLDERS

The following table shows the ownership, as April 5, 2021, of those persons owning beneficially 5% or more of our common stock and the number and percentage of outstanding shares owned by each of our directors and officers and by all officers and directors as a group.  Each owner has sole voting and investment power over their shares of common stock.

Percent of

NameShares OwnedOutstanding Shares

J. Jacob Isaacs5,698,00014.2%

All officers and directors

as a group (one person)5,698,00014.2%

Tysadco Partners, LLC

210 West 77th St. #7W

New York, NY 100242,200,000 (1)5.5%

Cheryl Hintzen

6725 S. Eastern Ave. #1

Las Vegas, NV 891192,450,0005.6%

(1) Includes 500,000 shares we are obligated to issue to Tysadco Partners as consideration for providing the Investment Agreement to us.

INVESTMENT AGREEMENT

On March 4, 2021 we entered into an Investment Agreement (sometimes referred to as an equity line) with Tysadco Partners, LLC (“TPL”).

Under the Investment Agreement, TPL agreed to provide us with up to $10,000,000 of funding through the purchase of shares of our common stock.

During the term of the Investment Agreement, we, at our sole discretion, may deliver a Put Notice to TPL, which will specify the dollar amount which we want to draw down under the Investment Agreement.  The amount we can draw down at any one time is the lesser of $500,000 or 300% of the average daily trading volume of our common stock for the ten days prior to the delivery of a Put Notice.

A closing will occur on the first business day following the Valuation Period.  The Valuation Period with respect to a particular Put Notice means five trading days preceding the delivery of the Put Notice and five trading days commencing after the delivery of the Put Notice.

The number of shares to be purchased by TPL on a particular closing date will be determined by dividing the dollar amount specified in the Put Notice by the Purchase Price. The Purchase Price is 75% of the lowest daily volume weighted average price of our common stock during the Valuation Period.

We may specify a Minimum Price when submitting a Put Notice, provided however that the Minimum Price must be more than 75% of the closing price of our common stock on the date immediately preceding the date of the delivery of the Put Notice.  If the Purchase Price is less than the Minimum Price, we may, at our option, not sell any shares to TPL on the closing date pertaining to the Put Notice or sell shares to TPL using the Purchase Price.

Using the formula contained in the Agreement, if we had delivered a Put Notice on March 22, 2021 specifying that we wanted to draw down $500,000, we would have sold approximately 2,150,000 shares of our common stock to TPL at the closing for that particular Put Notice.

We are under no obligation to submit any Put Notices.

The Investment Agreement has a term of 24 months which will begin on the date of this prospectus.

The number of shares to be sold by TPL in this offering will vary from time-to-time and will depend upon the number of shares purchased from us pursuant to the terms of the Investment Agreement.  However, 11,000,000 shares of common stock is the maximum number of shares which we may sell to TPL and 11,000,000 shares is the maximum number of shares which TPL may sell by means of this prospectus.

We will not receive any proceeds from the sale of the shares by TPL. TPL may resell the shares it acquires by means of this prospectus from time to time in the public market. We are paying the costs of registering the shares offered by TPL. TPL will pay all other costs of the sale of the shares which it may purchase from us. During the past three years neither TPL nor its controlling persons had any relationship with us, or our officers or directors.

The shares of common stock owned, or which may be acquired by TPL, may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

•a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•face-to-face transactions between sellers and purchasers without a broker/dealer.

In competing sales, brokers or dealers engaged by TPL may arrange for other brokers or dealers to participate. These brokers or dealers may receive commissions or discounts from TPL in amounts to be negotiated.

TPL is an “underwriter” and any broker/dealers who act in connection with the sale of the shares by means of this prospectus may be deemed to be “underwriters” within the meaning of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. We haves agreed to indemnify TPL against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

We have advised TPL that it and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have also advised TPL that, in the event of a “distribution” of its shares, TPL any “affiliated purchasers”, and any broker/dealer or other person who participates in such distribution, may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A “distribution” is defined in Regulation M as an offering of securities “that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods”. We have also advised TPL that Regulation M prohibits any “stabilizing bid” or “stabilizing purchase” for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

We granted registration rights to TPL to enable it to sell the common stock it may acquire under the Investment Agreement. Notwithstanding these registration rights, we have no obligation:

•to assist or cooperate with TPL in the offering or disposition of their shares; or

•to obtain a commitment from an underwriter relative to the sale of any the shares.

TPL is entitled to customary indemnification from us for any losses or liabilities it suffers based upon material misstatements or omissions from the registration statement or this prospectus, except as they relate to information TPL supplied to us for inclusion in the registration statement and prospectus.

We will prepare and file amendments and supplements to this prospectus as may be necessary in order to keep this prospectus effective as long as TPL holds shares of our common stock or until these shares can be sold under an appropriate exemption from registration. We have agreed to bear the expenses of registering the shares, but not the expenses associated with selling the shares, such as broker discounts and commissions.

We are obligated to issue 500,000 shares of our common stock to TPL as consideration for providing the Investment Agreement to us.

On February 1, 2021 we sold 1,700,000 shares of our common stock to TPL for $204,000. In April 2021 TPL will purchase an additional 1,700,000 shares of our common stock for $204,000.

During the course of this offering, TPL may acquire up to 11,000,000 additional shares of our common stock.   It is not known how many shares of our common stock TPL will own after this offering.  TPL is controlled by Howard Davner.

TPL’s obligations under the Investment Agreement are not transferable.

Prior Investment Agreement

On January 2, 2020, we entered into an Investment Agreement with Tiger Trout Capital, LLC ("TTC") in order to establish a possible source of funding for our operations. Under the Investment Agreement TTC agreed to provide us with up to $2,500,000 of funding by purchasing shares of our common stock. We never sold any shares of our common stock to TTC and we have since terminated our agreement with TTC.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 200,000,000 shares of common stock. Holders of our common stock are each entitled to cast one vote for each share held of record on all matters presented to the shareholders. Cumulative voting is not allowed; hence, the holders of a majority of our outstanding common shares can elect all directors.

Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our Board of Directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of our common stock do not have preemptive rights to subscribe to additional shares if issued. There are no conversions, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock. Shares of preferred stock may be issued from time to time in one or more series as may be determined by our Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the Board of Directors. Our directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock.

On March 26, 2020 we issued 1,000 shares of our Series A preferred stock, to J. Jacob Isaacs, our sole officer and director. Each Series A Preferred Share entitles the holder to vote on all matters submitted to a vote of our shareholders or with respect to actions that may be taken by written consent. The number of votes that the holder of each Series A preferred share is entitled to cast is determined by the following formula:

X x 250%

  1,000

Where:

X   = number of votes entitled to be cast by holders of our common stock or by holders of any of our other outstanding securities.

The holders of the Series A Preferred shares and the holders of our common stock and any other shares of our capital stock having general voting rights will vote together as one class on all matters submitted to a vote of our shareholders.

Each Series A Preferred share is convertible into one share of our common stock.

Although the Company presently has no commitments or contracts to issue any additional shares of preferred stock, authorized and unissued preferred stock could delay, discourage, hinder or preclude an unsolicited acquisition of the Company, could make it less likely that shareholders receive a premium for their shares as a result of any such attempt, and could adversely affect the market prices of, and the voting and other rights, of the holders of outstanding shares of the Company’s common stock.

Transfer Agent

Empire Stock Transfer

1859 Whitney Mesa Dr.

Henderson, NV 89014

LEGAL PROCEEDINGS

We are not involved in any legal proceedings and we do not know of any legal proceedings which are threatened or contemplated.

INDEMNIFICATION

Our Bylaws authorize indemnification of a director, officer, employee or agent against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, or controlling persons pursuant to these provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (together with all amendments and exhibits) under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement which may be read and copied at the Commission’s Public Reference Room.

We are subject to the requirements of the Securities Exchange Act of l934 and are required to file reports and other information with the Securities and Exchange Commission. Copies of any such reports and other information (which includes our financial statements) filed by us can be read and copied at the Commission's Public Reference Room.

The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Public Reference Room is located at 100 F. Street, N.E., Washington, D.C. 20549.

Our Registration Statement and all reports and other information we file with the Securities and Exchange Commission are available at www.sec.gov, the website of the Securities and Exchange Commission.

FINANCIAL STATEMENTS

DECEMBER 31, 2020

F-1	Report of Independent Registered Public Accounting Firm
F-2	Balance Sheets as of December 31, 2020 and 2019;
F-3	Statements of Operations for the years ended December 31, 2020 and 2019
F-4	Statements of Stockholders’ Deficit for the years ended December 31, 2020 and 2019;
F-5	Statements of Cash Flows for years ended December 31, 2020 and 2019;
F-6	Notes to Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Fourth Wave Energy, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Fourth Wave Energy, Inc. (the “Company”) as of December 31, 2020 and 2019 and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company's auditor since 2019.

Houston, Texas

March 31, 2021

Fourth Wave Energy, Inc.

(formerly Pierre Corp.)

Balance Sheets

	December 31, 2020	December 31, 2019

ASSETS
Current assets:
Cash	$ 25,786	$ 1,691
Prepaid assets	264,667	24,018
Total current assets	290,453	25,709

Deposits	25,000	-

Total assets	$ 315,453	$ 25,709

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:

Accounts payable and accrued expenses	$657,806	$128,519
Accounts payable - related party	21,837	104,623
Notes payable	235,900	332,900
Convertible notes, net of unamortized discount of $341,856 and $83,441, respectively	608,144	116,559
Derivative liability	676,022	185,295

Total current liabilities	2,199,709	867,896

Total liabilities	2,199,709	867,896

STOCKHOLDERS' DEFICIT
Preferred stock, $0.001 par value, 5,0000,000 shares authorized,
Series A Preferred stock, $0.001 par value, 1,000 shares authorized
1,000 and 0 shares issued and outstanding, respectively	1	-
Common stock, $0.001 par value, 200,000,000 shares authorized,
40,647,329 and 29,288,163 shares issued and outstanding, respectively	40,647	29,288
Additional paid in capital	4,379,732	348,680
Accumulated deficit	(6,304,636)	(1,220,155)
Total stockholders' deficit	(1,884,256)	(842,187)
Total liabilities and stockholders' deficit	$ 315,453	$ 25,709

The accompanying notes are an integral part of these financial statements.

Fourth Wave Energy, Inc.

(formerly Pierre Corp.)

Statements of Operations

For the years ended December 31, 2020 and 2019

	December 31, 2020	December 31, 2019
Operating expenses:
General and administrative	$ 4,494,039	$ 416,174

Total operating expenses	(4,494,039)	(416,174)

Other expenses
Interest expense	(460,738)	(106,357)
Loss on conversion of debt	(32,900)	-
Change in fair value of derivative liability	(96,804)	(56,640)
Total other expense	(590,442)	(162,997)

Net loss	$ (5,084,481)	$ (579,171)

Net loss per common share:
Basic and diluted	$ (0.14)	$ (0.02)

Weighted average common shares outstanding:
Basic and diluted	35,412,848	29,091,310

The accompanying notes are an integral part of these financial statements.

Fourth Wave Energy, Inc.

(formerly Pierre Corp.)

Statements of Changes in Stockholders’ Deficit

For the years ended December 31, 2020 and 2019

	Series A Preferred		Common Stock		Additional paid-in	Accumulated
	Shares	Amount	Shares	Amount	capital	Deficit	Total

Balance, December 31, 2018	-	$ -	29,051,800	$29,052	$ 189,048	$ (640,984)	$ (422,884)

Common shares issued with convertible note	-	-	50,000	50	19,910	-	19,960

Common shares issued for services	-	-	186,363	186	139,722	-	139,908

Net loss	-	-	-	-	-	(579,171)	(579,171)

Balance, December 31, 2019	-	-	29,288,163	29,288	348,680	(1,220,155)	(842,187)

Stock based compensation	1,000	1	6,600,000	6,600	2,999,854	-	3,006,455

Sale of common stock	-	-	400,000	400	99,600	-	100,000

Common shares issued for conversion of liabilities	-	-	4,359,166	4,359	708,941	-	713,300

Extinguishment of derivative liability due to conversion	-	-	-	-	222,657	-	222,657

Net loss	-	-	-	-	-	(5,084,481)	(5,084,481)

Balance, December 31, 2020	1,000	$ 1	40,647,329	$40,647	$4,379,732	$(6,304,636)	$(1,884,256)

The accompanying notes are an integral part of these financial statements.

Fourth Wave Energy, Inc.

(formerly Pierre Corp.)

Statements of Cash Flows

For the years ended December 31, 2020 and 2019

	December 31, 2020	December 31, 2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (5,084,481)	$ (579,171)
Adjustment to reconcile net loss to cash used in operating activities:
Stock based compensation	3,006,455	139,908
Amortization of debt discount	370,814	100,174
Loss on change in derivative liability	96,806	56,640
Loss on settlement of liabilities	392,900	-
Net change in:
Prepaid assets	149,351	(18,318)
Other deposits	(25,000)	-
Accounts payable and accrued expenses	535,149	16,991
Accounts payable - related party	(62,786)	36,282

CASH FLOWS USED IN OPERATING ACTIVITIES	(620,792)	(247,494)

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from sale of common stock	100,000	-
Proceeds from convertible notes	581,350	165,000
Payments on convertible notes	(33,463)	-
Proceeds from notes payable	10,000	82,900
Payments on notes payable	(13,000)	-

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	644,887	247,900

NET CHANGE IN CASH	24,095	406
Cash, beginning of period	1,691	1,285
Cash, end of period	$ 25,786	$ 1,691

SUPPLEMENTAL CASH FLOW INFORMATION

Cash paid on interest expenses	$ -	$ -
Cash paid for income taxes	$ -	$ -

NON-CASH TRANSACTIONS
Common stock issued with convertible notes	$ -	$ 19,960
Debt discount created by derivative liability	$ 616,578	$128,655
Common shares issued for conversion of debt and accrued interest	$ 320,400	$ -
Extinguishment of derivative liability due to conversion	$ 222,657	$ -
Prepaid expenses financed with convertible note payable	$ 390,000	$ -

The accompanying notes are an integral part of these financial statements.

Fourth Wave Energy, Inc.

(formerly Pierre Corp.)

Notes to the Financial Statements

December 31, 2020

Note 1. Basis of Presentation

Fourth Wave Energy, Inc. (formerly Pierre Corp.) (the “Company”) was incorporated in Nevada on January 21, 2011.  Since its incorporation, the Company has attempted to become involved in a number of business ventures, all of which were unsuccessful and which it has abandoned.

On March 16, 2020 we acquired all of the outstanding shares of Fourth Wave Energy, Inc. for 6,200,000 restricted shares of our common stock.  On March 20, 2020, shareholders owning a majority of the Company’s outstanding shares of common stock amended the Company’s Articles of Incorporation to change the name of the Company from Pierre Corp. to Fourth Wave Energy, Inc.  Fourth Wave has designed an energy system which is based on combining solar power and other energy efficient technologies into one fully integrated system.  The Fourth Wave energy system is designed to significantly reduce energy consumption and associated carbon emissions in residences and commercial buildings. Fourth Wave plans to build five pilot projects as showcases for its technology.

In March 2020 the Director General of the World Health Organization declared COVID-19 a pandemic. We are still assessing the impact COVID-19 may have on our business, but there can be no assurance that this analysis will enable us to avoid part or all of any impact from the spread of COVID-19 or its consequences, including downturns in business sentiment generally.  The extent to which the COVID-19 pandemic and global efforts to contain its spread will impact our operations will depend on future developments, which are highly uncertain and cannot be predicted at this time, and include the duration, severity and scope of the pandemic and the actions taken to contain or treat the COVID-19 pandemic.

Note 2. Summary of Significant Accounting Policies

The financial statements have, in management's opinion, been properly prepared within the framework of the significant accounting policies summarized below:

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original purchase maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment is carried at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the useful lives as follows:

Furniture and fixtures 7 years

Equipment 5 years

Fair Value of Financial Instruments

The carrying value of short-term instruments, including cash, accounts payable and accrued expenses, and short-term notes approximate fair value due to the relatively short period to maturity for these instruments.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs. The Company utilizes a three-level valuation hierarchy for disclosures of fair value measurements, defined as follows:

Level 1: inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets

Level 2: inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liabilities, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3: inputs to the valuation methodology are unobservable and significant to the fair value

Fair Value Measurements

The Company’s assets and liabilities recorded at fair value have been categorized based upon a fair value hierarchy.

The following table presents information about the Company’s liabilities measured at fair value on a recurring basis and the Company’s estimated level within the fair value hierarchy of those assets and liabilities as of December 31, 2020 and 2019:

Fair value measured at December 31, 2020
	Total carrying value at December 31, 2020	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant Unobservable inputs (Level 3)

Liabilities:
Derivative liabilities	$676,022	$-	$-	$676,022

Fair value measured at December 31, 2019
	Total carrying value at December 31, 2019	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant Unobservable inputs (Level 3)

Liabilities:
Derivative liabilities	$185,295	$-	$-	$185,295

There were no transfers between Level 1, 2 or 3 during the period.

The table below presents the change in the fair value of the derivative liability during the year ended December 31, 2020:

Fair value as of December 31, 2018	$ -
Fair value on the date of issuance recorded as a debt discount	128,655
Fair value on the date of issuance recorded as a loss on derivatives	56,280
Gain on change in fair value of derivatives	360
Fair value as of December 31, 2019	185,295
Fair value on the date of issuance recorded as a debt discount	616,580
Fair value on the date of issuance recorded as a loss on derivatives	82,818
Extinguishment of liability to equity due to conversions	(222,657)
Extinguishment of liability due to payoff of debt	(69,097)
Loss on change in fair value of derivatives	83,083

Fair value as of December 31, 2020	$ 676,022

Convertible debt

The Company records a beneficial conversion feature related to the issuance of convertible debt that have conversion features at fixed or adjustable rates. The beneficial conversion feature for the convertible instruments is recognized and measured by allocating a portion of the proceeds as an increase in additional paid-in capital and as a reduction to the carrying amount of the convertible instrument equal to the intrinsic value of the conversion features. The beneficial conversion feature will be accreted by recording additional noncash interest expense over the expected life of the convertible notes.

Beneficial Conversion Features

If the conversion feature of conventional convertible debt provides for a rate of conversion that is below market value, this feature is characterized as a beneficial conversion feature (“BCF”). A BCF is recorded by the Company as a debt discount pursuant to ASC Topic 470-20 “Debt with Conversion and Other Options.” In those circumstances, the convertible debt is recorded net of the discount related to the BCF and the Company amortizes the discount to interest expense over the life of the debt using the effective interest method.

Derivative Financial Instruments

Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments and measurement of their fair value for accounting purposes. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt under ASC 470, the Company will continue its evaluation process of these instruments as derivative financial instruments under ASC 815. The Company applies the guidance in ASC 815-40-35-12 to determine the order in which each convertible instrument would be evaluated for derivative classification.

Once determined, derivative liabilities are adjusted to reflect fair value at each reporting period end, with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives.

Income Taxes

The Company uses the assets and liability method of accounting for income taxes.  Under the assets and liability method deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Basic and Diluted Loss Per Share

Basic loss per common share is computed by dividing net loss available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive. As of December 31, 2020 and 2019, the Company’s potentially dilutive shares, which were not included in the calculation of net loss per share, included notes convertible to 11,334,785 and 506,237 common shares, respectively.

Stock-based Compensation

The Company determines the fair value of stock option awards granted to employees and nonemployees in accordance with FASB ASC Topic 718 – 10. Compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period.

Related Parties

The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Recent Accounting Pronouncements

The Company does not believe that any recently issued effective pronouncements, or pronouncements issued but not yet effective, if adopted, would have a material effect on the accompanying financial statements.

Note 3.Going Concern

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At December 31, 2020 the Company had not yet achieved profitable operations and expects to incur further losses in the development of its business, all of which raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however there is no assurance of additional funding being available.

Note 4.Related Party Transactions

Effective April 30, 2019, the Company agreed to increase compensation to the President of the Company to $11,500 per month for management services if funds are available or to accrue such amount if funds are not available.  The agreement is verbal and can be cancelled at any time. In addition, the President of the Company advances cash to fund operations and periodically pays expenses on behalf of the Company subject to reimbursement.

Fees earned during the period are as follows:

	Year ended December 31, 2020	Year ended December 31, 2019

Prior period balance	$ 104,623	$ 68,341
Management fees	138,000	121,500
Cash advances	9,305	450
Expenses paid on behalf of Company	4,229	70
Non-cash repayments	(20,000)	-
Repayments	(214,320)	(85,738)
End of period balance	$ 21,837	$ 104,623

On October 28, 2020, the Company’s President converted $20,000 of accrued management fees for 2,000,000 shares of common stock at a conversion price of $0.01. As result of the conversion, the Company recognized a $360,000 loss on conversion of debt.

During the year ended December 31, 2020, the Company paid $2,625 to a relative of the President for consulting services.

Note 5.  Notes Payable

On January 15, 2020, the Company converted $20,000 in advances from a third party into a promissory note. The unsecured note bears an interest rate of 8% and matures on January 15, 2021.

On September 30, 2020, the Company issued a $10,000 promissory note to a third party. The unsecured note bears an interest rate of 8% and matures on September 30, 2021. During the year ended December 31, 2020, the Company repaid the $10,000 promissory note.

During the years ended December 31, 2020 and 2019, the Company received advances of $0 and $82,900 and repaid advances of $3,000 and $0, respectively. The advances are unsecured, non-interest bearing and have no specific terms for repayment and payable on demand.

On December 15, 2020, $94,000 of advances were converted into 940,000 common shares of the Company at a conversion price of $0.10 per share. As a result of the conversion, the Company recorded a $32,900 loss on conversion of debt.

As of December 31, 2020 and 2019 the combined advances and notes payable totaled $235,900 and $332,900, respectively.

Note 6.Convertible Notes Payable and Derivative Liability

On April 25, 2019, the Company borrowed $30,000 from an unrelated third party. The loan is evidenced by an unsecured note which had an original issuance discount of $2,500 plus an additional $2,500 to pay for transaction fees of the lender, which amounts will be amortized over the life of the note. The loan bears interest at a rate of 9% and was due and payable on October 25, 2019 and became past due. If a default notice is received the interest rate will be 18%.  The unpaid principal is convertible into shares of the Company’s common stock at the conversion price of 50% of the lowest trading price of the Company’s common stock during the 20 consecutive trading days immediately prior to the date of conversion. Due to the variable conversion feature the note conversion feature was bifurcated from the note and recorded as a derivative liability. The day one derivative liability was $28,112 which was recorded as a discount on the note payable and a day one loss on the derivative liability of $9,362. In addition, the note holder was issued 25,000 shares of common stock with a relative fair value of $6,250 which was recorded as a debt discount and will be amortized over the life of the note. On June 15, 2020, the Company converted the $30,000 note and $2,862 of accrued interest into 438,166 shares of common stock with a fair value of $32,862. As of December 31, 2020, the balance on the loan, net of unamortized discount of $0, was $0.

On June 4, 2019, the Company borrowed $55,000 from an unrelated third party. The loan is evidenced by an unsecured note which had an original issuance discount of $5,000 which amount will be amortized over the life of the note. The loan bears interest at a rate of 10% and is due and payable on March 4, 2020 and is currently past due. If a default notice is received the interest rate will be 20%. At any time on or before December 1, 2019 the Company may prepay the loan by paying the lender the outstanding loan principal and accrued interest plus premiums ranging from 20% to 40%. After December 1, 2019, the Company may not repay the loan without the consent of the lender. At any time after December 1, 2019, the unpaid principal is convertible into shares of the Company’s common stock at the conversion price. The conversion price is 65% of the lowest trading price of the Company’s common stock during the 20 consecutive trading days immediately prior to the date of conversion. Due to the variable conversion feature the note conversion feature was bifurcated from the note and recorded as a derivative liability. The day one derivative liability was $33,615 which was recorded as a discount on the note payable. As of December 31, 2020, the balance on the loan, net of unamortized discount of $0, was $55,000.

On September 9, 2019, the Company borrowed $30,000 from an unrelated third party. The loan is evidenced by an unsecured note which had an original issuance discount of $2,500 plus an additional $2,500 to pay for transaction fees of the lender, which amounts will be amortized over the life of the note. The loan bears interest at a rate of 9% and is due and payable on March 9, 2020 and is currently past due. If a default notice is received the interest rate will be 18%. The Company may prepay the loan by paying the lender the outstanding loan principal and accrued interest plus premiums ranging from 5% to 25% and accrued interest. The unpaid principal is convertible into shares of the Company’s common stock at the conversion price. The conversion price is 50% of the lowest trading price of the Company’s common stock during the 20 consecutive trading days immediately prior to the date of conversion. Due to the variable conversion feature the note conversion feature was bifurcated from the note and recorded as a derivative liability. The day one derivative liability was $31,581, of which $20,291 was recorded as a day one loss on the derivative liability and an additional $11,290 was recorded as a discount on the notes payable. In addition, the note holder was issued 25,000 shares of common stock with a relative fair value of $13,710 which was recorded as a debt discount and will be amortized over the life of the note. As of December 31, 2020, the balance on the loan, net of unamortized discount of $0, was $30,000.

On November 14, 2019, the Company entered into a debt agreement to borrow $85,000. The unsecured note had an original issuance discount of $20,000, which will be amortized over the life of the note. The loan bears interest at a rate of 9% and is due and payable on May 14, 2020 and is currently past due. If a default notice is received the interest rate will be 18%. The Company may prepay the loan by paying the lender the outstanding loan principal and accrued interest plus premiums ranging from 5% to 25% and accrued interest. The unpaid principal is convertible into shares of the Company’s common stock at the conversion price. The conversion price is 50% of the lowest trading price of the Company’s common stock during the 20 consecutive trading days immediately prior to the date of conversion. Due to the variable conversion feature the note conversion feature was bifurcated from the note and recorded as a derivative liability. The day one derivative liability was $89,071, of which $24,071 was recorded as a day one loss on the derivative liability and an additional $65,000 was recorded as a discount on the convertible notes payable. As of December 31, 2020, the balance on the loan, net of unamortized discount of $0, was $85,000.

On January 23, 2020, the Company entered into an agreement for up to $120,000 in debt financing. The unsecured note had an original issuance discount of $10,500, which will be amortized over the life of the note. The loan bears interest at a rate of 10% and each tranche is due and payable twelve months from the date funded. The Company may prepay the loan by paying the lender the outstanding loan principal and accrued interest plus premiums ranging from 5% to 25% and accrued interest. The unpaid principal is convertible into shares of the Company’s common stock at the conversion price. The conversion price is 55% of the lowest trading price of the Company’s common stock during the 25 consecutive trading days immediately prior to the date of conversion. On January 23, 2020, the Company received $40,000 with original issuance discount of $5,000 from the first tranche of the note. On August 12, 2020, the Company received $20,000 with original issuance discount of $4,150 from the second tranche of the note. In addition, the note holder was issued 45,777 common stock warrants with a fair value of $6,249 which was recorded as a day one loss on the derivative liability. Due to the variable conversion feature the note conversion feature was bifurcated from the note and recorded as a derivative liability. The first tranche day one derivative liability was $50,164, of which $15,164 was recorded as a day one loss on the derivative liability and an additional $35,000 was recorded as a discount on the notes payable. The second tranche day one derivative liability was $18,135, of which $2,285 was recorded as a day one loss on the derivative liability and an additional $15,850 was recorded as a discount on the notes payable. During the year ended December 31, 2020, $6,538 of the unsecured convertible note principal and $3,000 of interest was converted into 325,000 shares of common stock, of which 150,000 shares at a conversion price of $0.02275 per share and 175,000 shares at $0.035 per share. On November 20, 2020, the Company paid $33,463 in principal payments, $2,765 of accrued expense and $50,772 of additional interest expense on the note. As of December 31, 2020, the balance on the loan, net of unamortized discount of $12,000, was $8,000.

During the year ended December 31, 2020, the Company issued convertible notes in the principal amount of $164,000.  The notes are unsecured, bear interest at 8% per year, and are due and payable on February 15, 2021. At the option of the holder, the notes can be converted into shares of the Company’s common stock.  The number of shares of the Company’s common stock which will be issued upon any conversion will be determined by dividing the amount to be converted by $0.25. Due to the other variable convertible notes, these fixed convertible notes are treated as derivatives due to possibility of insufficient shares available at conversion to settle the notes. The day one derivative liability was $81,686 and recorded as a discount on the notes payable. In September 2020, $164,000 of unsecured convertible notes were converted into 656,000 shares of common stock at a conversion price of $0.25 per share. As of December 31, 2020, the balance on the loans, net of unamortized discount of $0, was $0.

During the year ended December 31, 2020, the Company issued convertible notes in the principal amount of $285,000.  The notes are unsecured, have a six-month maturity, bear interest at 8% per year, and are due and payable at various dates from April through June 2021. At the option of the holder, the notes can be converted into shares of the Company’s common stock.  The number of shares of the Company’s common stock which will be issued upon any conversion will be determined by dividing the amount to be converted by $0.10. Due to the other variable convertible notes, these fixed convertible notes are treated as derivatives due to possibility of insufficient shares available at conversion to settle the notes. The day one derivative liability was $254,317, of which $10,317 was recorded as a day one loss on the derivative liability and an additional $244,000 was recorded as a discount on the convertible notes payable. As of December 31, 2020, the balance on the loans, net of unamortized discount of $160,412, was $124,588.

On August 6, 2020, the Company issued a note in the principal amount of $390,000 for payment of investor relations services. The investor relations services are for a period of one year and recorded as a prepaid asset with a balance of $260,000 as of December 31, 2020. The note does not bear interest, is unsecured and is due and payable on August 6, 2023. At the option of the holder, the note is convertible into shares of the Company's common stock. The unpaid principal is convertible into shares of the Company’s common stock at the conversion price. The conversion price shall be the lesser of $0.40 or 85% of the trading price of the Company’s common stock on the day immediately preceding the date of conversion. Due to the variable conversion feature the note conversion feature was bifurcated from the note and recorded as a derivative liability. The day one derivative liability was $158,542, which was recorded as a discount on the convertible notes payable and will be amortized over the life of the note. As of December 31, 2020, the balance on the loan, net of unamortized discount of $94,691 was $295,309.

On November 17, 2020, the Company entered into a debt agreement to borrow $85,000. The unsecured note had an original issuance discount of $3,500, which will be amortized over the life of the note. The loan bears interest at a rate of 8% and is due and payable on November 17, 2021. The unpaid principal is convertible into shares of the Company’s common stock at the conversion price. The conversion price is 65% of the average two lowest trading price of the Company’s common stock during the 15 consecutive trading days immediately prior to the date of conversion. Due to the variable conversion feature the note conversion feature was bifurcated from the note and recorded as a derivative liability. The day one derivative liability was $130,303, of which $48,803 was recorded as a day one loss on the derivative liability and an additional $81,500 was recorded as a discount on the convertible notes payable As of December 31, 2020, the balance on the loan, net of unamortized discount of $74,753, was $10,247.

As of December 31, 2020, the total derivative liability on the above notes was adjusted to a fair value of $676,022. During the year ended December 31, 2020, $370,814 of the discount was amortized leaving an unamortized balance of $341,856. The fair value of the conversion option was estimated using the Black-Scholes option pricing model and the following assumptions during the period: fair value of stock $0.12 - $0.55, volatility of 50% - 73% based on a comparable company peer group, expected term of 1.00 - 5.00 years, risk-free rate of 0.10% - 1.55% and a dividend yield of 0%.

Note 7.Equity

Common Stock

On March 16, 2020 the Company acquired all of the outstanding shares of Fourth Wave Energy, Inc. for 6,200,000 restricted shares of the Company’s common stock. At the time of acquisition, Fourth Wave Energy, Inc. had no assets, liabilities and no current or prior operations.  The fair value of the shares issues was $2,170,000 and recorded as share-based compensation.

During the year ended December 31, 2020, the Company issued 400,000 shares of common stock for cash proceeds of $100,000.

On October 28, 2020, the Company issued 2,000,000 shares of common stock upon the conversion of $20,000 in accrued management fees. See Note 4.

On December 1, 2020, the Company entered into a three month consulting agreement for investor relation services. Upon signing the agreement, the Company agrees to compensate the Consultant a monthly fee of $10,000 plus 400,000 shares of common stock. In December 2020, 400,000 shares of common stock were issued for services. The shares were valued at $0.23, the closing price of the Company’s stock on December 1, 2020.

During the year ended December 31, 2020, the Company issued 940,000 shares of common stock upon the conversion of debt $94,000 of principal. See Note 5.

During the year ended December 31, 2020, the Company issued 1,419,166 shares of common stock upon the conversion of debt $200,538 of principal and $5,862 of accrued interest. See Note 6.

Preferred Stock

On March 26, 2020, the Company designated 1,000 shares of its original 5,000,000 authorized shares of Preferred Stock as Series A Preferred Stock (“Series A”) with a $0.001 par value. Each Series A Preferred share entitles the holder to vote on all matters submitted to a vote of our shareholders or with respect to actions that may be taken by written consent. The 1,000 shares of Series A shares have the voting power of 250% of the outstanding common shares at the time of any vote.  The holders of the Series A shares are entitled to receive, when, as and if declared by the Board of Directors out of funds legally available, annual dividends payable in cash on the 31st day of December in each year, commencing on December 3l, 2020 at the rate of $0.10 per share per year. On March 26, 2020, the Company issued 1,000 shares of its Series A preferred stock with a fair value of $744,455 to the Company’s CEO, J. Jacob Isaacs. The Company recognized this fair value as compensation during the year ended December 31, 2020.

Stock Warrants

On August 7, 2020, the Company issued 45,977 common stock warrants in conjunction with a convertible note. The warrants have a 5-year life and an exercise price of $0.87. The common stock warrants had a fair value of $6,249 which was recorded as a day one loss on the derivative liability. In September 2020, there was a partial conversion of debt at a conversion price of $0.035 as described in Note 5. Due to a reset provision in the warrant agreement, the exercise price reset to $0.035 and the corresponding warrants increased to 1,142,857.

The following table summarizes the stock warrant activity for the nine months ended December 31, 2020:

Weight-Average
	Warrants	Exercise Price Per Share
Outstanding, December 31, 2019	-
Granted due to reset provision	1,142,857	$ 0.035
Exercised	-
Forfeited	-
Expired	-
Outstanding, December 31, 2020	1,142,857	$ 0.035

The Company valued the warrants using the Black-Scholes model with the following key assumptions ranging from: fair value stock price, $0.135 - $0.40, Exercise price, $0.035 -$.087, Term 5 years, Volatility 58% - 63%, and Discount rate 0.23% - 0.36% and a dividend yield of 0%.

As of December 31, 2020, the outstanding stock warrants have a weighted average remaining term of 4.60 years and an intrinsic value of $114,286.

Note 8.Income Taxes

The cumulative tax effect at the expected rate of 21% of significant items comprising the Company’s net deferred tax amount is as follows:

	December 31, 2020	December 31, 2019
Deferred tax asset attributable to:
Net operating loss	$ 448,700	$ 193,200
Valuation allowance	(448,700)	(193,200)
Net deferred income tax assets	$ -	$ -

A reconciliation of income tax provision to the provision that would be recognized under the statutory rates is as follows:

	December 31, 2020	December 31, 2019
Benefit attributable to operating loss	$ 1,067,700	$ 121,600
Non-deductible	(812,200)	(63,000)
Valuation allowance	(255,500)	(58,600)
Provisions for income taxes	$ -	$ -

The amount taken into income as deferred tax assets must reflect that portion of the income tax loss carry forwards that is more likely-than-not to be realized from future operations.  The Company has chosen to provide an allowance of 100% against all available income tax loss carry forwards, regardless of their time of expiry.

No provision for income taxes has been provided in these financial statements due to the net loss.  At December 31, 2020, the Company has net operating loss carry forwards totaling approximately $2,137,000, which will be carried forward to future periods.

Note 10.Commitments and Contingencies

In connection with the acquisition of Fourth Wave Energy, Inc., the Company entered into consulting agreements with certain members of Fourth Wave.  The consulting agreements require the Company to pay $385,000 in consulting fees during the terms of the consulting agreements, all but one of which expired between May 31 and June 30, 2020.  One consulting agreement is for a twelve-month period and expires on March 31, 2021. As of December 31, 2020, the Company accrued $367,850 as expenses for these consulting agreements.

Note 11.  Subsequent Events

On January 15, 2021, the Company repaid $20,000 in principal, $882 in accrued interest and $12,118 additional interest expense on an unsecured convertible note payable.

On January 15, 2021, the Company converted a $10,000 promissory note into 100,000 shares of common stock at a conversion price of $0.10.

On January 28, 2021, the Company entered into a purchase agreement with an investor, Tysadco Partners LLC, (the “Investor”) providing for the purchase of up to $10,000,000 of the Company’s common stock (‘the Commitment Amount”) over a 24-month-term that commenced on January 28, 2021.  In February 2021, the Investor funded $204,000 to the Company. The Company issued the Investor 1,700,000 restricted common shares at an effective price of $0.12 per share, with no registration rights upon signing the agreement. The Company will issue the Investor an additional 500,000 restricted common shares for as consideration for providing the equity line.

In February 2021, 800,000 shares of common stock were issued for services rendered pursuant to a consulting agreement. See Note 7.

On February 3, 2021, the Company repaid $85,000 in principal, $1,453 in accrued interest and $21,590 additional interest expense on an unsecured convertible note payable.

On February 11, 2021, the Company repaid $30,000 in principal, $3,854 in accrued interest and $11,146 additional interest expense on an unsecured convertible note payable.

On February 16, 2021, the Company converted a $20,000 promissory note and $1,745 of accrued interest into 217,447 shares of common stock at a conversion price of $0.10.

On March 10, 2021, the Company transferred all of the rights to the GeoSolar Plus System (“GSP”) to GeoSolar Technologies, Inc. ("GST") in exchange for 10,000,000 shares of GST's common stock.

In connection with the acquisition of Fourth Wave, Inc. (“FWAV”), the Company entered into consulting agreements with certain founders of FWAV. The consulting agreements require the Company to collectively pay $385,000 in consulting fees during the terms of the consulting agreements. In 2021, the Company and the consultants agreed to the exchange of shares and release and assumption of liabilities. The consultants agreed to return 75% of their shares of the Company's common stock in exchange for shares of GeoSolar Technologies, Inc. ("GST"). The consultants will receive one share of GST for each four shares of the Company's common stock the consultants hold after the return of their shares of the Company's common stock. In exchange, the consultants agreed to release the Company from any liability for any consulting fees owed to them by the Company. In 2021, 4,350,000 shares of the Company's common stock were returned to the Company and cancelled.

Subsequent to December 31, 2020, the Company borrowed $150,000 from unrelated third parties. The loans are unsecured, bear interest at 8% per year, and are due and payable in six months for agreement date. At the option of the lenders the loans may be converted into shares of the Company's common stock at a conversion price of $0.10 per share.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer by means of this prospectus.

PART II

Information Not Required in Prospectus

Item 13.   Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses payable by the Company in connection with this registration statement.

SEC Filing Fee$    421

Blue Sky Fees and Expenses1,000

Legal Fes and Expenses30,000

Accounting Fees and Expenses5,000

Miscellaneous Expenses   3,579

     TOTAL$40,000

All expenses other than the SEC filing fee are estimated.

Item 14.   Indemnification of Officers and Directors

The Nevada Revised Statutes provides that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the Company’s best interest.

Item 15.   Recent Sales of Unregistered Securities.

Between May and August, 2018 the Company sold 746,800 shares of its common stock to a group of private investors for $186,700 in cash.

On April 25, 2019, the Company borrowed $25,000 from an unrelated third party. The unpaid principal (originally $27,500 with an original issue discount of $2,500) is convertible into shares of the Company’s common stock at the conversion price.  The conversion price is 50% of the lowest trading price of the Company’s common stock during the 20 consecutive trading days immediately prior to the date of conversion

On June 4, 2019, the Company borrowed $50,000 from an unrelated third party. The unpaid principal (originally $55,000 with an original issue discount of $5,000) is convertible into shares of the Company’s common stock at the conversion price.  The conversion price is 65% of the lowest trading price of the Company’s common stock during the 20 consecutive trading days immediately prior to the date of conversion.

On September 9, 2019, the Company borrowed $25,000 from an unrelated third party. The unpaid principal (originally $27,500 with an original issue discount of $2,500) is convertible into shares of the Company’s common stock at the conversion price.  The conversion price is 50% of the lowest trading price of the Company’s common stock during the 20 consecutive trading days immediately prior to the date of conversion. As additional consideration for the loan, the note holder was issued 25,000 shares of common stock.

On November 14, 2019, the Company borrowed $65,000 from an unrelated third party. The unpaid principal (originally $85,000 with an original issue discount of $20,000) is convertible into shares of the Company’s common stock at the conversion price.  The conversion price is 50% of the lowest trading price of the Company’s common stock during the 20 consecutive trading days immediately prior to the date of conversion.

In December 2019 the Company issued Tiger Trout Capital, LLC 136,363 shares of common stock as a commitment fee for providing the Company with an Investment Agreement.

Between January 31, 2020 and September 30, 2020, the Company sold convertible notes in the principal amount of $164,000 to a group of private investors.  The notes are unsecured, bear interest at 8% per year, and are due and payable on February 15, 2021. At the option of the holders, the notes can be converted into shares of the Company’s common stock.  The number of shares of the Company’s common stock which will be issued upon any conversion will be determined by dividing the amount to be converted by $0.25.

On January 23, 2020, the Company borrowed $40,000 from an unrelated third party. The unpaid principal (originally $45,000 with an original issue discount of $5,000) is convertible into shares of the Company’s common stock at the conversion price.  The conversion price is 45% of the lowest trading price of the Company’s common stock during the 25 consecutive trading days immediately prior to the date of conversion.

On March 16, 2020 the Company issued 6,200,000 shares of its common stock to nine unrelated third parties in exchange for shares in an entity known as Fourth Wave Energy, Inc. (a Colorado corporation). In 2021 4,350,000 of these shares were returned to the Company and cancelled.

On June 10, 2020 the Company sold 200,000 shares of its common stock to unrelated third parties for $50,000.

In July 2020 the Company sold 200,000 shares of its common stock to unrelated third parties for $50,000.

On August 12, 2020, the Company borrowed $20,000 from an unrelated third party. The unpaid principal (originally $24,150 with an original issue discount of $4,150) is convertible into shares of the Company’s common stock at the conversion price.  The conversion price is 45% of the lowest trading price of the Company’s common stock during the 25 consecutive trading days immediately prior to the date of conversion. As additional consideration for the loan, the lender was issued warrants to purchase 45,777 shares of the Company's common stock.

On August 26, 2020 the Company issued a Note in the principal amount of $390,000 to an unrelated third party in payment of investor relations services. The note does not bear interest, is unsecured and is due and payable on August 6, 2023. At the option of the Holder, the Note is convertible into shares of the Company’s common stock. The number of shares to be issued upon any conversion will be determined by dividing the amount to be converted by the lesser of (i) $0.4000 (ii) 85% of the Volume Weighted Average Price of the Company’s common stock on the trading day immediately preceding the conversion date and (iii) 85% of the Volume Weighted Average Price of the Company’s common stock on the conversion date.

On September 22, 2020 the Company issued 656,000 shares of its common stock to six unrelated third parties as a result of the conversion of promissory notes in the principal amount of $164,000.

Between September 30, 2020 and March 31, 2021, the Company sold convertible notes in the principal amount of $375,000 to a group of private investors. The loans are unsecured, bear interest at 8% per year, and are due and payable at various dates in April 2021. At the option of the lenders the loans may be converted into shares of the Company's common stock. The number of shares of the Company’s common stock which will be issued upon any conversion will be determined by dividing the amount to be converted by $0.10.

On November 17, 2020, the Company borrowed $81,000 from an unrelated third party. The unpaid principal (originally $85,000 with an original issue discount of $3,500) is convertible into shares of the Company's common stock at the conversion price. The conversion price is 65% of the average two lowest trading prices of the Company's common stock during the 15 consecutive trading days immediately prior to the hate of conversion.

On October 28, 2020 the Company issued 2,000,000 shares of its common stock to the Company's Chief Executive Officer in payment of debt in the amount of $20,000.

On December 15, 2020 the Company issued 940,000 shares of its common stock to an unrelated third party in payment of debt in the amount of $94,000.

In December 2020 the Company issued 400,000 shares of its common stock to a consultant for services rendered. In March 2021 the Company issued an additional 400,000 shares of its common stock to the same consultant.

On February 1, 2021 the Company sold 1,700,000 shares of its common stock to Tysadco Partners, LLC for $204,000. In April 2021 Tysadco Partners, LLC will purchase an additional 1,700,000 shares of the Company's common stock for $204,000.

On March 4, 2021 the Company issued 500,000 shares of its common stock to Tysadco Partners, LLC as consideration for providing an Investment Agreement to the Company.

The Company relied upon the exemption provided by Section 4(a)(2) of the Securities Act of 1933  with respect to the sale and issuance of the common stock and notes described above. The persons who acquired these securities were sophisticated investors and were provided full information regarding the Company. There was no general solicitation in connection with the offer or sale of these securities. The persons who acquired these securities acquired them for their own accounts. The certificates representing the shares of common stock bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration.

Item 16.   Exhibits and Financial Statement Schedules

The following exhibits are filed with this Registration Statement:

Exhibit	Description
3.1	Articles of Incorporation (1)
3.2 3.3	Amendments to Articles of Incorporation (5) Bylaws (2)
5	Opinion of Counsel
10.2	Promissory Note dated June 4, 2019 in the principal amount of $55,000 payable to Tangiers Global, LLC (3)
10.4 10.5

Promissory Note dated November 14, 2019 in the principal amount of $85,000 payable to Green Coast Capital International SA (4)

Promissory Note dated August 6, 2020 in the principal amount of $390,000 payable to SRAX (5)

10.6	Investment Agreement with Tysadco Partners, LLC (5)
23.1	Consent of Attorneys
23.2	Consent of Accountants

———————

(1)Incorporated by reference to Exhibit 3.1 filed with the Company’s registration statement on Form S-1 (File #333-207047).

(2)Incorporated by reference to Exhibit 3.2 filed with the Company’s registration statement on Form S-1 (File #333-207047).

(3)Incorporated by reference to Exhibit 10.2 filed with the Company's registration statement on Form S-1 (File # 333-236023).

(4)Incorporated by reference to Exhibit 10.4 filed with the Company's registration statement on Form S-1 (File # 333-236023).

(5)Incorporated by reference to the same Exhibit filed with the Company's report on Form 10-K for the year ended December 31, 2020

Item 17.   Undertakings

The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section l0 (a)(3) of the Securities Act:

(ii)To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of l933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(4)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)If the registrant is relying on Rule 430B:

(A)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of l933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, CA on the 9th day of April, 2021.

FOURTH WAVE ENERGY, INC.

By:	/s/ J. Jacob Isaacs
J. Jacob Isaacs, Principal Executive,
Financial and Accounting Officer

In accordance with the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ J. Jacob Isaacs
J. Jacobs Isaacs	Principal Executive, Financial and Accounting Officer and a Director	April 9, 2021